Exhibit 10.24

August 28, 2002

Mr. Sri Chandran

Dear Sri:

Computer Access Technology Corporation (the “Company”) has accepted your voluntary resignation as VP of Engineering effective September 30, 2002. In consideration for your years of service, the Company has offered you the severance package set forth below.

This letter shall confirm the agreement (the “Agreement”) between you and the Company regarding your separation from employment with the Company.

1.    Your employment with the Company will terminate as of September 30, 2002. Commencing October 15, 2002, the Company will pay you in no more than twelve semi-monthly installments of $7,500 the total amount of $90,000.00, less all applicable withholdings including but not limited to, normal payroll taxes, on the normal Company pay dates, until March 31, 2003 (the “Cash Severance”).

2.    In the final paycheck that you will receive on September 30, 2002, you will be paid a gross amount that includes all of your earned compensation, accrued but unused vacation time and all expenses that you have incurred on the Company’s behalf and for which you are entitled to be reimbursed pursuant to the Company expense reimbursement policies. You agree that prior to the execution of this Agreement you were not entitled to receive any further monetary payments from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

3.    Provided that you execute and deliver all documents necessary to continue your Company medical, dental and vision benefits plans coverage under COBRA, the Company shall pay on your behalf COBRA premium expenses under the current Company medical, dental and vision benefits plans. The Company shall pay such COBRA premium expenses until the earlier of (a) the date you become employed elsewhere, or (b) March 31, 2003. You are expected to give the Company notice if another company employs you prior to March 31, 2003.

4.    You represent that you will return to the Company on or before September 30, 2002, any and all Company property you have in your possession, including but not limited to any and all Company owned computer equipment at your residence, any cellular telephone, any pager, any office keys and corporate credit cards issued to you and used for Company business or business-related expenses and any other property of the Company. The Company reserves the right to audit all unpaid expenses charged to the corporate credit card to ascertain if they are legitimate business expenses.

5.    All stock options granted to you under the Company’s Stock Option Plan(s) shall vest immediately and your option grants shall be amended to provide that you may exercise any part of or all of your options in one or more purchases at any time on or before May 31, 2003.

6.    In consideration for receiving the Cash Severance and other consideration described above, you waive and release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors, subsidiaries, officers, directors, agents, employees and assigns, with respect to any matter including but not limited to those arising out of or connected with your employment with the Company or the termination of that employment, including without limitation, claims of wrongful discharge, emotional distress, defamation, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination based on sex, age, race, national origin, or on any other basis, under public policy, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), each, as amended, and all other state or federal laws and regulations relating to employment or discrimination including any and all analogous state or federal counterparts to any state or federal laws or regulations. Nothing in this Agreement shall prohibit you from exercising legal rights that are, as a matter of law, not subject to waiver such as: (1) your rights, if any, under applicable worker’s compensation laws; (2) your right, if any, to seek unemployment benefits; and (3) your right, if any, to file a charge with the Equal Employment Opportunity Commission (“EEOC”) challenging the validity of your waiver of claims under the ADEA.

7.    You expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California (or any analogous law of any other state), which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.” Notwithstanding this section or other provisions in this agreement, you shall retain your right to indemnity and/or defense from the Company for claims asserted against you or losses suffered by you, as a result of your acts and omissions as an officer and employee of the Company.

8.    At all times in the future, you will remain bound by the Proprietary Information and Invention provisions of the employment agreement dated January 16, 1998 a copy of which is attached for your reference. Notwithstanding any other provision herein, your obligation to maintain confidentiality and to not misappropriate Company proprietary information and trade secrets shall remain in full force and effect.

9.    You further agree that you will not use, misappropriate or divulge any proprietary information of the Company, including, but not limited to the identities of customers or any other customer information, pending transactions, confidential customer requirements or other proprietary information protected under the Uniform Trade Secrets Act, California Civil Code Section 3426. You agree to fully comply with the provisions and prohibitions set forth under the Uniform Trade Secrets Act barring disclosure of proprietary information, and you agree not to use proprietary information of the Company obtained in the course of your employment with the Company to compete against the Company. You acknowledge that certain information related to the Company’s business and its customers is proprietary information and trade secrets of the Company.

10.    You agree that personally, or through your agents, you will not discredit, disparage or defame the Company, its officers, agents, directors, supervisors, employees and/or representatives, unless pursuant to a lawful process. The Company agrees that it, its Board of Directors and executive officers will not discredit, disparage or defame you, unless pursuant to a lawful process.

11.    Unless pursuant to a lawful process, you agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to your attorney or accountant in order for such individuals to render services to you.

12.    You agree that except as expressly provided in this Agreement, this Agreement renders null and void any and all prior agreements between you and the Company regarding the subject matter of this agreement.

13.    Notwithstanding any other rights, claims or causes of actions the Company may otherwise assert, you agree that the Company may discontinue any and all payments pursuant to this Agreement based on any breach of the terms and conditions herein, including but not limited to paragraphs 2, 4, 6, 7, 8, 9, 10, and 11.

14.    You acknowledge and agree that no promises or representations were made which do not appear written herein and that this Agreement contains the entire agreement of the parties as to the subject matter hereof. This Agreement shall be construed to be fully enforceable however, if for any reason this Agreement or any part hereof is determined to be void or unenforceable, the Agreement and/or any remaining part hereof shall be construed without reference to such void or inapplicable provisions to be an enforceable Agreement between the parties.

15.    Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof will be submitted to and settled by final and binding arbitration in Santa Clara County, California in accordance with the rules of the American Arbitration Association. All reasonable fees and cost associated with the arbitration, along with the prevailing parties reasonable legal fees, will be paid by the non-prevailing party.

16.    You have up to twenty-one (21) days after receipt of this Agreement within which to review it, and to discuss it with an attorney of your own choosing regarding whether or not you wish to execute it. Furthermore, you have seven (7) days after you have signed this Agreement during which time you may revoke this Agreement.

If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to me. Because of this revocation period, you understand that the obligations of the parties set forth in this Agreement shall not become effective or enforceable until the eighth day after the date you sign this Agreement.

Please indicate your agreement with the above terms by signing below.

Sincerely,

Jean-Louis Gassée
President and CEO

My signature below signifies my agreement with the above terms. Furthermore, I acknowledge that I have read and understand the foregoing Agreement and that I sign this Agreement including its provisions regarding the release of all claims voluntarily, with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived.

Signed: _________________________________________	Dated: __________________________________________
Sri Chandran

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